[/HTML] [TITLE]1016 EX99.1[/TITLE]

Exhibit 99.1

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For Immediate Release

SANGSTAT BOARD ELECTS JEAN-JACQUES BIENAIMÉ AS CHAIRMAN

Fremont, California - October 16, 2000 - SangStat, The Transplant Company® (Nasdaq: SANG) today announced the SangStat Board of Directors has elected Jean-Jacques Bienaimé, the Company's current President and CEO, as Chairman.

"I am looking forward to building on the foundation and focus on transplantation that has characterized SangStat during its first phase of development," said Jean-Jacques Bienaimé, President, CEO and Chairman. "As we look to the future we will concentrate on building the business by capitalizing on our strengths in the development, sales and marketing of high value therapeutics."

Mr. Bienaimé, CEO of SangStat since February 1999, replaces Dr. Philippe Pouletty as Chairman. Dr. Pouletty has resigned from SangStat's Board of Directors in order to focus on DrugAbuse Sciences, a biotechnology company dedicated to novel therapies to treat alcohol abuse and drug addictions which he founded in 1994 and of which he is Chairman and president. Founder of SangStat, Dr. Pouletty has provided leadership to the company as CEO and as a director from 1988 to February 1999, and as Chairman of the Board of Directors since 1995.

Before joining SangStat as President and COO in 1998 and then CEO in 1999, Jean- Jacques Bienaimé was Senior Vice-President of Corporate Marketing and Business Development at Rhône Poulenc Rorer Inc. (RPR), now Aventis. Since 1992 he held various positions of increasing responsibility within RPR's US and International marketing, sales and corporate strategy department, including full P&L responsibility for a 650 person US organization with revenues of over $400 million. Previously at Genentech, Mr. Bienaimé was responsible for launching Activase®, one of the most successful biotechnology drug launches in the United States. Mr. Bienaimé received his Masters of Business Administration from the Wharton School at the University of Pennsylvania and a degree in Economics from Ecole Supérieure de Commerce de Paris in France. He is a member of the board of directors of Aerogen Inc. and of Fox Chase Cancer Center in Philadelphia.

SangStat, The Transplant Company®

SangStat, The Transplant Company® , is a global bio-pharmaceutical company applying a disease management approach to improving the outcome of organ, bone marrow, and stem cell transplantation. Since 1988, SangStat has built a family of products and services to address the pre-transplant, acute care and chronic phases of transplant in the worldwide market. SangStat's The Transplant Pharmacy® is a dedicated mail order pharmacy that provides direct drug distribution and patient-focused management services. TransplantRx.com was introduced in 1999 as an on-line component and one-stop- shop providing e-commerce, content, and community for transplant recipients and providers. The company's long-term goal is to expand this success in transplantation to the broader immunosuppressive market.

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the company's (1) strengths in the development, marketing, and sales of products, (2) commitments, intents and goals, and (3) product development and potential future sales. Forward-looking statements reflect SangStat's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. There can be no assurance that any product candidate under development will be safe, effective, receive regulatory approval or, if approved, will be capable of being manufactured in commercial quantities at an economical cost, will not infringe the proprietary rights of others or will achieve market acceptance. For a discussion of these and other factors that might result in different outcomes, see "Risk Factors" in SangStat's 1999 Annual Report on Form 10-K, its 2000 quarterly reports on Form 10-Qs and other documents (including registration statements on Form S-3) filed with the Securities and Exchange Commission.

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SangStat will hold a conference call at 4:30pm Eastern Time on Monday, October 16, 2000. To access the call dial 888-323-5255; the call leader is Jean-Jacques Bienaimé; confirmation number is 9588414. A replay will be available until Wednesday, October 18 at 4:30pm EST (800-385-2540). You can find full copies of our latest press releases on the web at www.sangstat.com.

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Media:	Maureen Byrne GCI Group 212-886-3312
Investors:	Therese Crozier Corporate Communications 510 789-4331